                                                                     EXHIBIT 2.1
================================================================================

                               MERGER AGREEMENT



                                    between



                          ONEIDA MOLDED PLASTICS CORP.

                                      and

                              ROSTONE CORPORATION




                        Dated As Of:  December 22, 1995
                          (Executed February 2, 1996)

                               TABLE OF CONTENTS


                                                                        Page

                                   ARTICLE I

                    PLAN OF MERGER; CLOSING; EFFECTIVE TIME


  1.1  The Merger                                                          1
  1.2  Surviving Corporation                                               1
  1.3  Certificate of Incorporation and By-Laws.                           2
  1.4  Directors                                                           2
  1.5  Officers                                                            2
  1.6  The Closing                                                         2
  1.7  Venue for Closing and Related Deliveries                            3
  1.8  Effective Time                                                      3
  1.9  Definitions                                                         3
 1.10  Outstanding Shares                                                  5

                                   ARTICLE II

                     STATUS AND CANCELLATION OF SECURITIES

 2.1  Cancellation of Shares                                               5
 2.2  Exchange of Share Certificates.                                      7
 2.3  Consideration for Shares                                             7
 2.4  Taking of Necessary Action; Further Action                           8
 2.5  Taxes                                                                9

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

 3.1  Representations and Warranties of Rostone                            9
      (a)    Corporate Organization                                        9
      (b)    Authority; Execution and Validity of Agreement               10
      (c)    No Conflict                                                  10
      (d)    Capitalization                                               11
      (e)    Broker's or Finder's Fees                                    11
      (f)    Financial Statements                                         11

                                      (i)

                                                                         PAGE
      (g)    Absence of Certain Changes or Events                         12
      (h)    Leases of Personal Property; Material Contracts; No Default  13
      (i)    Patents, Trademarks and Trade Names                          14
      (j)    Litigation                                                   14
      (k)    Compliance with Laws                                         14
      (l)    Taxes                                                        15
      (m)    Title to Property                                            15
      (n)    Insurance                                                    15
      (o)    Licenses                                                     15
      (p)    Employee Benefit Plans                                       16
      (q)    Environmental Matters                                        16
      (r)    Labor Matters                                                17
      (s)    Personal Property                                            17
      (t)    Real Property                                                18
      (u)    Obligations to Society Capital                               18
      (v)    Books and Records                                            19
      (w)     Accounts Receivable                                         19
      (x)     Inventory                                                   19
      (y)     Disclosure                                                  19
3.2   Representations and Warranties of the Purchaser                     20
      (a)    Corporate Organization                                       20
      (b)    Authority; Execution and Validity of Agreement               20
      (c)    No Conflict                                                  21
      (d)    Broker's or Finder's Fees                                    21
      (e)    Litigation                                                   21
      (f)    Compliance with Laws                                         21
      (g)    Taxes                                                        21

                                   ARTICLE IV

                                   AMENDMENT

4.1  Amendment                                                            22

                                     (ii)

                                                                         PAGE

                                   ARTICLE V

                             DELIVERIES AT CLOSING

5.1  Deliveries of Rostone                                                 22
5.2  Deliveries of the Purchaser                                           23

                                   ARTICLE VI

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

 6.1  Survival of Representations and Warranties                           23
 6.2  Indemnification by Rostone                                           24
 6.3  Indemnification by the Purchaser                                     24
 6.4  Notice and Payment of Claims                                         25
 6.5  Matters Involving Third Parties                                      26
 6.6  Mitigation of Damages                                                27
 6.7  Other Remedies                                                       27

                                  ARTICLE VII

                               GENERAL PROVISIONS

 7.1   Expenses                                                            27
 7.2   Execution in Counterparts                                           27
 7.3   Notices                                                             27
 7.4   Governing Law                                                       28
 7.5   Titles and Headings                                                 29
 7.6   Successors and Assigns                                              29
 7.7   Entire Agreement; No Oral Waiver                                    29
 7.8   Severability                                                        29
 7.9   No Third-Party Rights                                               29
 7.10  Remedies                                                            30


                                     (iii)

                                MERGER AGREEMENT
                                ----------------

          MERGER AGREEMENT, dated as of December 22, 1995 (the "Agreement"), between Rostone Corporation, a Delaware corporation incorporated on March 21, 1990 as Rostone Acquisition Corporation ("ROSTONE"), and Oneida Molded Plastics Corp., a New York corporation incorporated on August 14, 1964 ("ONEIDA" or the "PURCHASER").

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the respective Boards of Directors of Oneida and Rostone have each determined that, subject to the satisfaction of certain conditions, the merger of Rostone into Oneida (the "MERGER") in accordance with the Delaware General Corporation Law (the "DGCL") and the New York Business Corporation Law ("NYBCL") and the terms and conditions of this Agreement is desirable and in the best interests of the stockholders of the respective companies;

          WHEREAS, the Board of Directors of Oneida, by resolutions duly adopted, has directed that the Merger be submitted to a vote of the shareholder of Oneida; and

          WHEREAS, the Board of Directors of Rostone, by resolutions duly adopted, has directed that the Merger be submitted to a vote of the stockholders of Rostone.

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                    PLAN OF MERGER; CLOSING; EFFECTIVE TIME

          1.1  The Merger.  At the Effective Time (as defined in Section 1.8
               -----------
hereof), and subject to the terms and conditions of this Agreement and the DGCL and NYBCL, Rostone shall be merged with and into Oneida in the Merger, the separate corporate existence of Rostone shall thereupon cease, and Oneida shall be the surviving corporation in the Merger. Oneida after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

          1.2  Surviving Corporation.  At the Effective Time, the Surviving
               ----------------------
Corporation shall continue its corporate existence under the laws of the State of New York. The Merger shall have the effects set forth in the DGCL and NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of a public as well as of a private nature of Rostone and Oneida shall vest in the Surviving Corporation, and all debts, liabilities and duties of Rostone and Oneida shall become the debts, liabilities and duties of the Surviving Corporation. The name of the Surviving Corporation shall be "ONEIDA ROSTONE CORP.".

          1.3 Certificate of Incorporation and By-Laws. (a) The Certificate of
              -----------------------------------------
Incorporation attached hereto as Exhibit A shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

          (b) The By-Laws, attached as Exhibit B hereto, shall be the By-Laws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and applicable law.

          1.4  Directors .  At the Effective Time, Charles E. Bradley, Sr. shall
               ----------
be the sole director of the Surviving Corporation, replacing all existing directors of Oneida and Rostone, to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his successor is duly elected and qualified.

          1.5  Officers.  At the Effective Time, the following individuals
               ---------
shall be the officers of the Surviving Corporation, replacing all existing officers of Oneida and Rostone, each to hold the office set forth opposite his or her name in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified:

          PRESIDENT:                            David Harrington

          VICE PRESIDENT-FINANCE,
          TREASURER AND SECRETARY:              Robert Wiehl

          ASSISTANT TREASURER:                  Richard Evans

          CONTROLLER AND ASSISTANT SECRETARY:   John Buckla

          ASSISTANT SECRETARY:                  Scott A. Junkin

          ASSISTANT SECRETARY:                  John Poole


          1.6  The Closing.  The closing for the Merger (the "CLOSING") shall
               ------------
take place at 10:00 a.m., New York time, on the date on which each of the deliveries specified in Section 5 hereof have been satisfied (or waived by the applicable party) or on such other date as the parties mutually agree. The time and date of the Closing are herein referred to as the "CLOSING DATE". The parties hereto agree to use their best efforts to cause the Closing Date to occur as soon as practicable consistent with the provisions of this Agreement.

          1.7  Venue for Closing and Related Deliveries.  The Closing and the
               -----------------------------------------
delivery of the documents on the Closing Date shall occur at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York.

          1.8  Effective Time.  Concurrently with the Closing, the parties
               ---------------
hereto will deliver certificates of merger (collectively, the "CERTIFICATE OF MERGER") to the Secretary of State of the State of Delaware and the Department of State of the State of New York, which certificates shall provide that the Merger shall become effective under the DGCL and NYBCL on the later of the date of such filings or such time as is specified in the Certificate of Merger (the "EFFECTIVE TIME"), and the parties shall make all other filings or recordings required by the DGCL and NYBCL in connection with the Merger.

          1.9  Definitions.  For the purpose of this Agreement the following
               ------------
terms shall have the stated meanings:

          (a) "AFFILIATE" when used with respect to a Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such Person and any stockholder, employee, director or relative of any such Person.

          (b) "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close under the laws applicable to such banks in New York, New York.

          (c) "DEFERRED CONSIDERATION A" shall mean one cent ($.01) per Share times the number of Shares.

          (d)  "DEFERRED CONSIDERATION B" shall mean the amount equal to eight
(8) times Rostone EBIT for 1996 in excess of $2,200,000 up to a maximum amount of $2,000,000. For example, if Rostone EBIT for 1996 is $2,450,000 (or more), Deferred Consideration B shall equal $2,000,000.

          (e)  "DEFERRED CONSIDERATION C" shall mean the amount equal to eight
(8) times Rostone EBIT for 1997 in excess of $2,450,000 up to a maximum amount of $2,000,000. For example if Rostone EBIT for 1997 is $2,700,000 (or more), Deferred Consideration C shall equal $2,000,000.

          (f) "LIEN" shall mean any lien, mortgage, pledge, attachment, security interest, charge, encumbrance, claim, community property interest, option, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or any arrangement having the effect of the foregoing.

          (g) "MERGER CONSIDERATION" shall mean the portions of the Deferred Consideration A, Deferred Consideration B and Deferred Consideration C payable under Sections 2.3(b)-(d) hereof to Stockholders who formerly held Rostone Common Stock.

          (h) "MERGER CONSIDERATION PER SHARE" shall mean the quotient obtained by dividing (i) the Merger Consideration by (ii) the aggregate number of shares of Rostone Common Stock issued and outstanding immediately prior to the Effective Time, rounded down to the nearest cent per share.

          (i) "PERSON" shall mean any individual, corporation, limited liability company, partnership, trust, joint venture, unincorporated association or other entity of whatever nature, public or private.

          (j) "PURCHASER MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the ability of the Surviving Corporation to pay the Merger Consideration and the Preferred Consideration as and when due.

          (k) "PREFERRED CONSIDERATION" shall mean portions of the Deferred Consideration A, Deferred Consideration B and Deferred Consideration C payable under Sections 2.3(b)-(d) hereof to Stockholders who formerly held Rostone Preferred Stock.

          (l) "PREFERRED CONSIDERATION PER SHARE" shall mean the quotient obtained by dividing (i) the Preferred Consideration by (ii) the aggregate number of shares of Rostone Preferred Stock issued and outstanding immediately prior to the Effective Time rounded down to the nearest cent per share.

          (m) "ROSTONE EBIT" shall mean the sum of net income, interest expense and tax expense for the period in question, determined in accordance with generally accepted accounting principles (except as set forth on Schedule 1.9(m) hereto) on a pro forma basis for the business of Rostone acquired by the Surviving Corporation determined as if such business were a separate corporation.

          (n) "ROSTONE COMMON STOCK" shall mean all of the issued and outstanding Class A and Class B Common Stock of Rostone, par value $.40 per share.

          (o) "ROSTONE DEBT" shall mean the aggregate principal amount of all Indebtedness (as defined in Section 3.1(z)) of Rostone outstanding on the Closing Date including, without limitation, as set forth on Schedule 3.1(z) plus all accrued and unpaid interest thereon and charges and penalties owing in respect thereof as of the Closing Date.

          (p) "ROSTONE PREFERRED STOCK" shall mean all of the issued and outstanding Preferred Stock of Rostone, par value $.01 per share.

          (q) "SELLER MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise) or prospects of Rostone.

          (r) "SHARES" shall mean collectively the Rostone Common Stock and Rostone Preferred Stock.

          (s) "STOCKHOLDERS" shall mean all holders of Rostone Common Stock and Rostone Preferred Stock immediately prior to the Effective Time.

          1.10 Outstanding Shares.  (a) The designation and number of
               -------------------
outstanding shares of each class and series of Oneida are as follows: (i) 25,000 shares of preferred stock, all of which shares are entitled to vote as a class on the Merger and (ii) 601 shares of common stock all of which shares are entitled to vote as a class on the Merger.

          (b) The designation and number of outstanding shares of each class and series of Rostone are as follows: (i) 29,050 shares of preferred stock, none of which shares are entitled to vote on the Merger and (ii) 21,250 shares of Class A common stock, all of which shares are entitled to vote as a class on the Merger.


                                   ARTICLE II

                     STATUS AND CANCELLATION OF SECURITIES

          2.1  Cancellation of Shares.
               -----------------------

          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Rostone Common Stock that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and cease to exist, and, subject to
Section 2.1(e) hereof, each holder of a certificate representing any such Rostone Common Stock shall thereafter cease to have any rights with respect to such Rostone Common Stock and, in consideration of such cancellation, each share of Rostone Common Stock shall be converted into, and the holder of each such share shall have, without any action on the part of such holder, the right to receive the Merger Consideration Per Share. The cash deliverable to each holder of shares of Rostone Common Stock pursuant to this Section 2.1(a) shall be delivered at such times as provided herein following surrender of the certificate formerly representing such shares duly endorsed as herein provided.

          (b) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Rostone Common Stock which is held in the treasury of Rostone or Oneida shall be cancelled, without any conversion thereof.

          (c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Rostone Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled and cease to exist, and, subject to
Section 2.1(e) hereof, each holder of a certificate representing any such Rostone Preferred Stock shall thereafter cease to have any rights with respect to such Rostone Preferred Stock and, in consideration of such cancellation, each share of Rostone Preferred Stock shall be converted into, and the holder of each such share shall have, without any action on the part of such holder, the right to receive the Preferred Consideration Per Share. The cash deliverable to each holder of shares of Rostone Preferred Stock pursuant to this Section 2.1(c) shall be delivered at such times as provided herein following surrender of the certificate formerly representing such Shares duly endorsed as herein provided.

          (d) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $100.00 per share, of Oneida issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $100.00 per share, of the Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of preferred stock, par value $100.00 per share, of Oneida issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of preferred stock, par value $100.00 per share of the Surviving Corporation.

          (e) Notwithstanding anything in this Agreement to the contrary, each Share of Rostone Common Stock and Rostone Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who properly demands appraisal for such share of Rostone Common Stock and/or Rostone Preferred Stock in accordance with the DGCL, if the DGCL provides for appraisal rights for such Shares in the Merger ("DISSENTING SHARES"), shall not be converted into a right to receive any Merger Consideration Per Share or Preferred Consideration Per Share, but shall no longer have any rights in Rostone other than rights granted to holders of Dissenting Shares pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal or if such rights are otherwise not available by operation of Section 262 of the DGCL or otherwise. If such holder fails to perfect or withdraws or loses such holder's right to appraisal or if such rights are otherwise not available by operation of
Section 262 of the DGCL or otherwise, each such Dissenting Share shall be treated as if it had been converted as of the Effective Time into a right to receive, as of the Effective Time, the Merger Consideration Per Share or Preferred Consideration Per Share as provided in Section 2.1(a) or 2.1(c) hereof.

          (f) Rostone shall give the Purchaser prompt notice of any demands received by Rostone for appraisal of any Shares and, prior to the Effective Time, the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Rostone shall not, except with the prior written consent of the Purchaser or as otherwise required by law, make any payment with respect to, or settle or offer to settle, any such demands.

          2.2  Exchange of Share Certificates.
               ------------------------------

          (a) From and after the Effective Time, the Surviving Corporation shall act as exchange agent in effecting the exchange of certificates which, prior to the Effective Time, represented Shares, for the consideration receivable in respect thereof pursuant to Section 2.3 hereof. Upon the surrender of each certificate representing validly issued Shares, duly endorsed if requested by the Surviving Corporation and accompanied by such other instruments of transfer, certifications and other documents as shall be requested by the Surviving Corporation, the Surviving Corporation shall pay to each record holder of Shares the amounts provided in Section 2.3 hereof, at the time therein provided, and such certificate shall forthwith be cancelled and extinguished. From and after the Effective Time and until so surrendered and exchanged, each such certificate (other than certificates representing Dissenting Shares) shall represent solely the right to receive the Merger Consideration Per Share or Preferred Consideration Per Share payable in respect of such Shares.

          (b) Promptly after the Closing and upon receipt of evidence satisfactory to the Surviving Corporation that the stock transfer books of Rostone have been closed and pursuant to such other reasonable procedures and conditions as the Surviving Corporation shall reasonably prescribe, the Surviving Corporation shall mail or deliver the letters of transmittal to each record holder of certificates representing Shares not surrendered at the Closing pursuant to Section 2.3 hereof and which shall have been converted into the right to receive the Merger Consideration Per Share or Preferred Consideration Per Share applicable to such Shares determined in accordance with this Agreement.

          (c) After the Closing, there shall be no transfers of any Shares on the stock transfer books of Rostone. If, after the Effective Time, certificates previously representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable portions of the Merger Consideration or Preferred Consideration applicable to such Shares subject to applicable law including in the case of the Dissenting Shares.

          2.3  Consideration for Shares.
               -------------------------

          (a) Subject to compliance with the provisions of Sections 2.2 and 2.3 hereof, the following amounts shall be owing to Stockholders upon the Effective
Time: to each Stockholder holding Rostone Common Stock an amount equal to the Merger Consideration Per

Share multiplied by the number of shares of Rostone Common Stock which such Stockholder held of record immediately prior to the Effective Time; and to each Stockholder holding Rostone Preferred Stock an amount equal to the Preferred Consideration Per Share multiplied by the number of shares of Rostone Preferred Stock which such Stockholder held of record immediately prior to the Effective Time. THE RIGHTS OF EACH STOCKHOLDER UNDER THIS AGREEMENT ARE SUBORDINATED IN RIGHT OF PAYMENT TO CONGRESS FINANCIAL CORPORATION PURSUANT TO THE TERMS AND CONDITIONS OF SEPARATE SUBORDINATION AGREEMENTS, EACH DATED THE DATE OF EXECUTION HEREOF, BETWEEN CONGRESS FINANCIAL CORPORATION AND SUCH STOCKHOLDER.

          (b) On the date on which Reunion Resources Company, a Delaware corporation ("REUNION"), consummates the sale of its oil and gas assets and receives good funds from the sale thereof, the Surviving Corporation shall pay the Deferred Consideration A to Stockholders who held Shares immediately prior to the Effective Time.

          (c) On the later to occur of (i) March 31, 1997 and (ii) the earlier to occur of (A) the date on which Purchaser shall have paid in full all amounts owing under the promissory note of the Purchaser to Mr. Allan Bir dated the date of execution hereof in the principal amount of $1,016,325 plus $262.50 for each day after January 30, 1996 until the date of execution hereof (the "BIR NOTE") and (B) the date on which Mr. Bir shall have sold, assigned and transferred the Bir Note to CGI Investment Corp. ("CGII") or its designee, the Surviving Corporation shall pay the Deferred Consideration B, if any, to Stockholders who held Shares immediately prior to the Effective Time as follows: first to Stockholders who previously held Rostone Preferred Stock until the aggregate cumulative amount paid to such Stockholders under Section 2.3(b) and this
Section 2.3(c) equals $2,905,000.00; and then the balance, if any, to Stockholders who previously held Rostone Common Stock.

          (d) On the later to occur of (i) March 31, 1998 and (ii) the earlier to occur of (A) the date on which Purchaser shall have paid in full all amounts owing under the Bir Note and (B) the date on which Mr. Bir shall have sold, assigned and transferred the Bir Note to CGII or its designee, the Surviving Corporation shall pay the Deferred Consideration C, if any, to Stockholders who previously held Shares as follows: first to Stockholders who previously held Rostone Preferred Stock until the aggregate cumulative amount paid to such Stockholders under Sections 2.3(b) and 2.3(c) and this Section 2.3(d) equals $2,905,000.00; and then the balance, if any, to Stockholders who previously held Rostone Common Stock.

          2.4  Taking of Necessary Action; Further Action.  At the request of
               -------------------------------------------
the Purchaser, Rostone shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Closing and due filing of the Certificate of Merger and any other documents required to be filed under the DGCL and NYBCL in respect of the Merger as promptly as possible, including, without limitation, the adoption and filing under the DGCL and

NYBCL of the Certificate of Merger consistent with the terms of this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of either Oneida or Rostone, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action. In addition, Rostone shall cooperate to take all necessary actions to ensure the transfer and/or continued validity of all permits, licenses and authorizations necessary to the lawful operations of Rostone's facilities.

          2.5  Taxes.
               ------

          (a) If any portion of the consideration payable hereunder upon the Merger is to be paid to a Person other than the holder in whose name the certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Rostone any transfer or other taxes required by reason of the payment of the consideration payable hereunder upon the Merger to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. Notwithstanding the foregoing, neither the Surviving Corporation nor any other party hereto shall be liable to a holder of Shares for any Consideration payable hereunder upon the Merger delivered pursuant hereto to a public official pursuant to applicable abandoned property or escheat laws.

          (b) Stockholders shall furnish the Surviving Corporation with Form W-9 or W-8, as required. The Surviving Corporation shall withhold from each payment made hereunder in accordance with the "back-up withholding" rules in cases in which required certificates are not provided or where such withholding is otherwise required.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1  Representations and Warranties of Rostone.  Rostone hereby
               ------------------------------------------
represents and warrants to the Purchaser as follows and agrees that such representations and warranties constitute an inducement to Purchaser to enter into the transactions contemplated hereby and that Purchaser is relying on the accuracy thereof:

          (a)  Corporate Organization.  Rostone is a corporation duly organized
               -----------------------
and incorporated and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, use and operate its properties and to carry on its business as the same is now being conducted and is duly qualified or licensed to do business as a foreign corporation in the jurisdictions listed on Schedule 3.1(a) hereto, such jurisdictions being every jurisdiction in which the nature of its business or properties makes such qualification necessary, except such jurisdictions in which the failure to so qualify or be licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect.

          (b)  Authority; Execution and Validity of Agreement. Rostone has all
               -----------------------------------------------
requisite power and authority to execute and deliver this agreement and all other agreements or documents executed in connection with the transactions contemplated hereby (collectively, the "CLOSING DOCUMENTS") to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transaction contemplated hereby and thereby. The execution and delivery of this Agreement and the other Closing Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the vote of the Board of Directors of Rostone and, except for the approval of the Stockholders under the DGCL, no further corporate action on the part of Rostone is legally required to authorize the sale of the Shares, the execution and delivery of this Agreement or such other Closing Documents to which it is a party, the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Closing Documents executed by Rostone through the date hereof have been duly and validly executed and delivered by or on behalf of Rostone and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitute legal, valid and binding obligations of Rostone enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (c)  No Conflict.  Neither the execution and delivery of this
               ------------
Agreement or the other Closing Documents to which Rostone is or will be a party, nor the performance by Rostone of its obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby and thereby will (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-Laws of Rostone; (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or violate any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which Rostone is a party or by which any of its property is bound, which would, individually or in the aggregate, have a Seller Material Adverse Effect or prevent the consummation of the transactions contemplated hereby; or (iii) result in the creation of any Lien upon the Shares or any of the assets of Rostone or the loss of any license permit, grant of authority or other contractual right with respect thereto, which would, individually or in the aggregate, have a Seller Material Adverse Effect.

          (d)  Capitalization.  The authorized capital stock of Rostone
               ---------------
consists of 81,622 shares of capital stock, of which 29,050 shares are Preferred Stock, 26,286 shares are Class A Common Stock and 26,286 shares are Class B Common Stock. With respect to the Preferred Stock, all 29,050 authorized shares are issued and outstanding on the date hereof. With respect to the Class A Common Stock, 21,250 shares are issued and outstanding on the date hereof. With respect to the Class B Common Stock, there are no shares issued and outstanding on the date hereof. The Shares have been duly authorized and validly issued, are fully paid and nonassessable and constitute 100% of the issued and outstanding shares of the capital stock of Rostone. Except as set forth in the Stockholders Agreement among Rostone (f/k/a "Rostone Acquisition Corporation") and its stockholders dated April 16, 1990 (i) there are no outstanding preemptive rights, rights of first refusal, conversion or other rights, options, warrants, calls, rights or commitments issued or entered into by or binding upon Rostone or any other agreement of any character, or any Liens, relating to the transfer, issuance or voting of any shares of the capital stock of Rostone (including the Shares), whether issued or unissued, or any securities or rights issued by Rostone which are convertible into or exchangeable for or evidencing the right to subscribe for, any shares of capital stock or securities of Rostone, including without limitation under the documents referenced in Section 3.1(u) hereof and (ii) Rostone is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of its capital stock.

          (e)  Broker's or Finder's Fees.  Neither Rostone, or any agent of
               --------------------------
Rostone has authorized any person to act as a broker, finder, banker, consultant, intermediary or in any similar capacity which would be entitled to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

          (f)  Financial Statements. Rostone has previously furnished to the
               ---------------------
Purchaser true and complete copies of the following audited financial statements of Rostone (the "FINANCIAL STATEMENTS"): (i) consolidated balance sheets at December 31, 1994 (ii) consolidated statements of operations and retained deficit for the year ended December 31, 1994; and (iii) consolidated statements of cash flows for the year ended December 31, 1994. In addition, Rostone has previously furnished to the Purchaser true and complete copies of the following unaudited financial statements of Rostone (the "UNAUDITED FINANCIAL
STATEMENTS"):   (i) balance sheet at November 30, 1995; (ii) statement of income for the eleven months ended November 30, 1995; and (iii) statement of cash flow for the eleven months ended November 30, 1995. The Financial Statements and the Unaudited Financial Statements present fairly the financial condition and results of operations and changes in cash flow of Rostone for the periods indicated. The Financial Statements and Unaudited Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied except as set forth on Schedule 3.1(f) hereto. Except as disclosed on Schedule 3.1(f) hereto, Rostone has no liabilities or obligations, fixed or contingent, that are not reflected on the Unaudited November 30, 1995 balance sheet except for (i) liabilities incurred in the ordinary course of business since November 30, 1995, (ii) liabilities or obligations which individually or in the aggregate will not have a

Seller Material Adverse Effect and (iii) any liability or obligation which (if known) would not be required to be presented in financial statements or the notes thereto prepared in accordance with GAAP.

          (g)  Absence of Certain Changes or Events.  Except as set forth on
               -------------------------------------
Schedule 3.1(g) hereto or as otherwise contemplated by this Agreement, since November 30, 1995:

               (i) there has not occurred any change or event or changes or events having, individually or in the aggregate for all such changes or events, a Seller Material Adverse Effect; and

               (ii) Rostone has not (A) purchased, redeemed, issued, sold or otherwise acquired or disposed of, directly or indirectly, any shares of its capital stock or any of its other securities, or granted any options, warrants or other rights to purchase or convert any obligation into any shares of its capital stock or into any of its other securities, (B) mortgaged, pledged or subjected to or permitted the imposition of any Lien (other than statutory Liens for taxes not yet due and payable) upon any of its assets or properties, except in the ordinary course of business in an amount and manner consistent with past practice, (C) made any declaration, payment or setting aside for payment of any dividend (whether in cash, securities or other property) in respect of its capital stock, except intercompany receivables, (D) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) not in the ordinary course of business in a manner consistent with past practice or not otherwise contemplated by this Agreement, (E) disposed of or permitted to lapse any rights to the use of any registered patent, registered trademark or registered copyright, other than such dispositions or lapses which would not, individually or in the aggregate, have a Seller Material Adverse Effect, (F) granted any increase in the compensation of any of its employees, including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment, or any increase in the compensation payable or to become payable to any such employee, except, in each case, for increases granted in the ordinary course of business in a manner consistent with past practice or in accordance with the terms of any of the Contracts disclosed on Schedule 3.1(h)(ii) hereto, or (G) entered into or agreed (whether in writing or otherwise) to enter into any agreement or other arrangement to take any action referred to in this Section 3.1(g).

          (h)  Leases of Personal Property; Material Contracts; No Default.
               ------------------------------------------------------------

               (i) Schedule 3.1(h)(i) hereto sets forth a true and complete list of each lease of personal property to which Rostone is a party or by which it or any of its respective assets are bound which provides for payments in excess of $20,000 over the committed term of such lease or series of related leases (collectively, the "PERSONAL PROPERTY LEASES"). Rostone has delivered to the Purchaser a true and complete copy of each of the Personal Property Leases.

               (ii) Schedule 3.1(h)(ii) hereto sets forth a true and complete list of all agreements of the following types to which Rostone is a party or by which it or any of its respective properties or assets are bound (collectively, the "CONTRACTS"): (A) employment agreements providing for annual compensation in excess of $50,000 with respect to any employee or which contain severance provisions in excess of $25,000 per employee, (B) non-competition and secrecy agreements, (C) collective bargaining agreements, (D) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money, in each case pursuant to which the outstanding indebtedness is in excess of $100,000 for any such obligation, (E) material franchise, broker or license agreements with any third party, (F) powers of attorney (other than agency agreements entered into in the ordinary course of business), (G) partnership or joint venture agreements and (H) other agreements (other than Personal Property Leases and Real Property leases, as defined hereinafter) requiring payments in excess of $50,000 each during the remainder of their term (including for these purposes any series of agreements with any Person or Affiliated group of Persons which in the aggregate require payments in excess of $50,000). Except as set forth on Schedule 3.1(h)(ii) hereto, Rostone is not a party to or bound by any Contract which limits or restricts it from competing in any line of business or carrying on or expanding the nature or geographical scope of its business anywhere in the world. Rostone has delivered or made available to the Purchaser a true and complete copy of each of the Contracts.

               (iii) Except as set forth on Schedule 3.1(h)(iii) hereto, Rostone has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a default by Rostone under, or a breach or violation by Rostone of, any of the Personal Property Leases or Contracts, which failure of performance, default, breach or violation would, individually or in the aggregate, have a Seller Material Adverse Effect.

              (iv) Except as set forth in the Schedule 3.1(h) or as reflected on the Unaudited November 30, 1995 balance sheet of Rostone, Rostone has no liabilities or obligations to any present or former Affiliate of Rostone.

          (i)  Patents, Trademarks and Trade Names.  Rostone owns, or has
               ------------------------------------
licensed or otherwise has the right to use, all patents, registered trademarks, trade names and registered copyrights (including those set forth on Schedule 3.1(i) hereto) necessary to the conduct of its business as currently conducted, subject to such exceptions which would not, individually or in the aggregate, have a Seller Material Adverse Effect. Except as set forth on Schedule 3.1(i) hereto, Rostone does not own or have any licenses with respect to any patents, registered trademarks, tradenames and registered copyrights. Subject to such claims and other matters as would not, individually or in the aggregate, have a Seller Material Adverse Effect, except as set forth on Schedule 3.1(i), no claims are currently being asserted by any Person to the use of any such patent, trademark, trade name or copyright or challenging or questioning the validity or effectiveness of any such license or agreement; and the use of such patents, trademarks, trade names and copyrights by Rostone and the Subsidiary does not infringe on the rights of any Person.

          (j)  Litigation. Except as set forth on Schedule 3.1(j), there is no
               -----------
action, suit, investigation, claim or proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or other agency pending or, to the knowledge of Rostone, threatened, against Rostone, or any of its assets, and to Rostone's knowledge, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any such proceeding. Without limiting the generality of the foregoing, there are no liabilities of Rostone of any nature relating to the Linda S. Hart matters.

          (k)  Compliance with Laws.  Rostone is in compliance in all respects
               ---------------------
with all laws, statutes, rules, regulations, ordinances, decrees and orders of any federal, state, local or foreign governmental authority, any court or any arbitrator ("LAWS") applicable to it or to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Seller Material Adverse Effect. Rostone is not charged with or, to the knowledge of Rostone, has been threatened with any charge concerning or is under any investigation with respect to, any violation of any provision of any Law, except for such violations which would not, individually or in the aggregate, have a Seller Material Adverse Effect. Rostone is not in violation of or in default under, and to the knowledge of Rostone, since December 31, 1990 no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or other governmental authority, except for such violations or defaults which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

          (l)  Taxes. Rostone has filed when due all tax returns that it was
               ------
required to file, and has paid all taxes shown thereon as owing, except where the failure to file such tax returns or to pay such taxes would not, individually or in the aggregate, have a Seller Material Adverse Effect. Except as set forth on Schedule 3.1(l), none of the tax returns filed by, on behalf of or with respect to Rostone is currently the subject of audit. Tax returns have been closed through March 1992. Rostone has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency with respect to any tax return. Rostone is not party to any tax allocation or tax sharing agreement, and since December 31, 1990, Rostone has not been a member of an affiliated group (an "AFFILIATED GROUPS") within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE"), filing consolidated federal income tax returns other than CGII ("CGII").

          (m)  Title to Property.  Rostone has good and marketable title to all
               ------------------
of its properties and assets (including those set forth on Schedule 3.1(m)), real, personal, mixed, tangible and intangible which are material to the conduct of its business as it is currently conducted, free and clear of all Liens except
(a) Liens referred to in the notes to the Financial Statements, (b) Liens for current taxes not yet due and payable, (c) such Liens and imperfections of title, if any, as are not substantial in character, amount or extent and do not materially impair the use or occupancy of such property or assets or the business operations of Rostone, (d) Liens arising by operation of law without the knowledge of Rostone (e) those properties and assets in which Rostone has only a leasehold interest as indicated by an asterisk on Schedule 3.1(m) (each of which leases is valid and subsisting) and (f) where the failure to have such title or interest would not, individually or in the aggregate, have a Seller Material Adverse Effect.

          (n)  Insurance.  Schedule 3.1(n) hereto sets forth a true and
               ----------
complete list of all material insurance policies or binders currently insuring the property, assets or business liabilities of Rostone. Rostone has delivered or made available to the Purchaser summaries of such current policies and binders. All such current policies or binders are in full force and effect and no premiums due and payable thereon are delinquent. There are no pending material claims against such insurance by Rostone.

          (o)  Licenses.  Rostone currently has, and Schedule 3.1(o) sets
               ---------
forth, all material licenses, permits, approvals, consents, registrations, franchises and other authorizations of any federal, state, local or foreign governmental authority ("LICENSES") required for the operation of its business and the use and ownership or leasing of its properties and assets, as currently operated, used, owned or leased, except where the loss, expiration, invalidity or failure to have such Licenses would not, individually or in the aggregate, have a Seller Material Adverse Effect. All of such Licenses are valid, in full force and effect and in good standing, except where the failure to be so would not, individually or in the aggregate, have a Seller Material Adverse Effect. There is no proceeding pending or, to the knowledge of Rostone, threatened, that disputes the validity of any such License or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of, any such License. Rostone is, and at all times since December 31, 1990, has been, in full compliance with all terms and requirements of each License, except where the failure to do so would not, individually or in the aggregate, have a Seller Material Adverse Effect. No such License is limited, voided or otherwise impaired by the transactions hereby contemplated and no action is necessary in relation to maintaining the full force and effect of any License in connection with the transactions hereby contemplated.

          (p)  Employee Benefit Plans.
               -----------------------

               (i) Schedule 3.1(p) hereto sets forth a true and complete list of, and Rostone has delivered or made available to the Purchaser a true and complete copy of, each written pension, profit-sharing, thrift or other retirement plan, stock option plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program and any other fringe benefit arrangements, including, without limitation, any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) under which employees of Rostone are eligible to participate or derive a benefit (collectively, the "PLANS").

               (ii) Except as set forth on Schedule 3.1(p) hereto, each Plan, to the extent applicable, is and has been since December 31, 1990 in compliance in all material respects with the relevant provisions of ERISA and the Code. Except as set forth on Schedule 3.1(p) hereto, each Plan which is intended to meet the qualification requirements of
          Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and Rostone knows of no facts or circumstances which are likely to adversely affect the qualified status of any Plan.

               (iii) Except as set forth on Schedule 3.1(p) hereto, Rostone does not contribute to or have any obligation to contribute to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and Rostone has not incurred any withdrawal liability, or suffered a "complete withdrawal" or a "partial withdrawal" with respect to a "multiemployer plan."

          (q)  Environmental Matters.  Except as disclosed in Schedule 3.1(q)
               ----------------------
or as would not, individually or in the aggregate, have a Seller Material Adverse Effect, (i) all handling, manufacturing, processing, distribution, use, treatment, storage, transport and disposal of hazardous substances and non-hazardous waste has been conducted in accordance with applicable Environmental Laws; (ii) all emissions, discharges or releases into the Environment of Hazardous Substances have either been made in accordance with applicable Environmental Laws, including without limitation all permits, exemptions and other authorizations thereunder, or have been reported to the appropriate governmental authority in accordance with applicable

Environmental Law; (iii) all permits, exemptions and other authorizations required under applicable Environmental Laws for use of the property and the operation of the business thereon have been obtained, are being complied with, and all fees and assessments in association therewith have been timely paid and, to the knowledge of Rostone, no additional permits or licenses are or will be required in order to continue operation of the business; and (iv) with respect to the disposal of any Hazardous Substance generated on or removed from any property, Rostone has received no notice of an administrative proceeding, violation, citation, administrative or consent order, lawsuit, action, claim, demand or decree which alleges any violation of any applicable Environmental Law, and has no knowledge that such disposal or removal has been conducted without compliance with any applicable Environmental Law.

          "ENVIRONMENTAL LAW" means any federal, state or local law, regulation or code, or any order, decree, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the condition of the air, ground, surface water or soil or pollution of the environment or the protection of public health, including, without limitation, the release, threatened release, manufacture, processing, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "HAZARDOUS SUBSTANCE" means any "Hazardous Substance," "Oil" or "Pollutant or Contaminant," as such terms are defined in 40 C.F.R. (S) 300.5, including any substance the presence of which requires investigation, removal, remediation or other response under any Environmental Law, and any other substance that is defined or regulated as a hazardous substance, hazardous or toxic waste, toxic substance or waste, special waste, industrial waste or radioactive material under any applicable Environmental Law.

          "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          (r)  Labor Matters .  There are no controversies pending or, to the
               --------------
knowledge of Rostone, threatened, between Rostone and any of its respective employees, which controversies would, individually or in the aggregate, have a Seller Material Adverse Effect. Except as disclosed in Schedule 3.1(h), Rostone is a not party to any collective bargaining agreement or other labor union contract applicable to persons employed by it, nor, to the knowledge of Rostone, are there any activities or proceedings of any labor union to organize any such employees. There is no strike or lockout or material slowdown or work stoppage pending or, to the knowledge of Rostone, threatened, by or with respect to the employees of Rostone or the Subsidiary. Labor relations are satisfactory.

          (s)  Personal Property.  The equipment and fixtures owned by Rostone
               -------------------
are structurally sound, in substantially good condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put in the ordinary course of Rostone's business. All the personal property owned by Rostone constitute, in the reasonable business judgment of Rostone, all of the tangible personal property necessary for the operation of the business of Rostone as it is currently operated (other than such personal property as may be leased by Rostone and other than those items, if any, the failure of which to own or lease would not, individually or in the aggregate, have a Seller Material Adverse Effect).

          (t)  Real Property.
               --------------

               (i) Schedule 3.1(t) hereto sets forth a true list of all real property owned by Rostone ("OWNED REAL PROPERTY") and of all real property leased by Rostone, clearly indicating which is which ("LEASED REAL PROPERTY" and, together with the Owned Real Property, "REAL PROPERTY").

               (ii) Except as set forth on Schedule 3.1(t) hereto, (A) Rostone has not received any written notice that any of the Real Property is not currently zoned to permit the conduct of the business of Rostone thereon as it is currently being conducted and (B) to the knowledge of Rostone, there are no notes or notices of any material violation of any material applicable Law noted in or issued by any governmental authority against or affecting any of the Real Property.

               (iii) Schedule 3.1(t) hereto sets forth a true and complete list of all of the leases relating to the Leased Real Property (collectively, the "REAL PROPERTY LEASES"). Rostone has delivered or made available to the Purchaser true and complete copies of the Real Property Leases. Each of the Real Property Leases is in full force and effect. Since December 31, 1994, Rostone has not received any written notice from any lessor under any of the Real Property Leases asserting that Rostone is in default thereunder and Rostone has no knowledge that it is in default thereunder. Rostone enjoys in all material respects peaceful and undisturbed possession under each of the Real Property Leases.

          (u)  Obligations to Society Capital.  The Note and Warrant Purchase
               -------------------------------
Agreement, dated as of April 16, 1990, between Rostone and Society Capital Corporation (as successor in interest to Ameritrust Corporation), the note issued thereunder and the related Stock Purchase Warrant currently held by Key Capital Corporation (as successor to Society Capital Corporation) with respect to 2119.25 shares which was originally issued to Ameritrust Corporation on April 16, 1990 and reissued to Society Capital Corporation on May 21, 1993 and all other agreements between Rostone and Society Capital Corporation have been terminated and Rostone has no further obligations thereunder or under any agreement or understanding with Society Capital Corporation (or any predecessor or successor) including without limitation the agreements listed on Schedule 3.1(u) hereto.

          (v)  Books and Records. The books of account, minute books, stock
               -----------------
record books and other records of Rostone, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of adequate system of internal controls. The minute books of Rostone contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Board of Directors, and committees of the Boards of Directors of Rostone, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

          (w) Accounts Receivable.   All accounts receivable of Rostone that
              -------------------
are reflected on the November 30, 1995 balance sheet or on the accounting records of Rostone as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of Rostone's business.

          (x) Inventory.   All inventory of Rostone, whether or not reflected
               ---------
in the November 30, 1995 balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the November 30, 1995 balance sheet or on the accounting records of Rostone as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Rostone.

          (y)  Disclosure.
               -----------

               (i) No representation or warranty of Rostone in this Agreement and no statement in any Schedule hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

               (ii) There is no fact known to Rostone that has specific application to Rostone (other than general economic or industry conditions) and that materially adversely affects or, as far as Rostone can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Rostone that has not been set forth in this Agreement or in the Schedules thereto.

               (iii) When considered cumulatively, the following items and liabilities do not and would not reasonably be expected to, have a Seller Material Adverse Effect: all items and liabilities that would be disclosed under any particular provision of this Section 3.1 but for the fact that Rostone deemed them to be "immaterial," or determined that they would not have a Seller Material Adverse Effect, or otherwise were not required to be disclosed because of their relative immateriality under any particular provision of this Section 3.1.


          (z) Schedule 3.1(z) sets forth a true and complete list of all obligations and liabilities, whether contingent or otherwise, of Rostone, (i) for borrowed money (whether or not the recourse of the lender is to the whole of Rostone's assets or only a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit, (iii) for the payment of money for obligations under a lease that is required to be capitalized for financial reporting purposes under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board as in effect on the date of this Agreement), (iv) all liabilities of the nature set forth in (i)-(iii) above that Rostone has guaranteed or that is otherwise its legal liability, and (v) any and all deferrals, renewals, refinancings, refundings, amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv), whether or not between or among the same parties (collectively, "INDEBTEDNESS"). Except as set forth on Schedule 3.1(z), Rostone has no Indebtedness.

          3.2  Representations and Warranties of the Purchaser. The Purchaser
               ------------------------------------------------
hereby represents and warrants to Rostone as follows:

          (a)  Corporate Organization.  The Purchaser is a corporation duly
               -----------------------
organized, validly existing and in good standing under the laws of the its jurisdiction of incorporation, has all requisite corporate power and authority to own, use and operate its properties and to carry on its business as the same is now being conducted.

          (b)  Authority; Execution and Validity of Agreement.  The Purchaser
               -----------------------------------------------
has all requisite power and authority to execute and deliver this Agreement and the Closing Documents to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Closing Documents to which the Purchaser is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the vote of the Board of Directors of the Purchaser, and, except for the approval of the sole shareholder of the Purchaser, no further corporate action on the part of the Purchaser is necessary to authorize the purchase of the Shares, the execution and delivery of this Agreement and the other Closing Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This agreement and the other Closing Documents executed by the Purchaser through the date hereof have been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery thereof by Rostone, constitute legal, valid and binding obligations of the

Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (c)  No Conflict.  Neither the execution and delivery of this
               ------------
Agreement and the other Closing Documents, nor the performance by the Purchaser of its obligations hereunder or thereunder nor the consummation of the transactions contemplated hereby and thereby will (i) violate or conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Purchaser, or (ii) with or without the giving of notice or the lapse of time or both, violate or constitute a default under or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, license or other instrument or any provision of any law, order, judgment, decree, restriction or ruling of any governmental authority to which the Purchaser is a party or by which any of its property is bound, which violation, conflict, default or acceleration will have a "Purchaser Material Adverse Effect".

          (d) Broker's or Finder's Fees.  Neither the Purchaser, any of its
               --------------------------
Affiliates nor any agent of any of them has authorized any person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity (other than for the purpose of rendering a fairness opinion) which would entitle such person to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

          (e) Litigation.  There is no action, suit, investigation, claim or
               -----------
proceeding at law or in equity by or before any arbitrator, court, governmental instrumentality or other agency pending or, to the knowledge of the Purchaser, threatened, against the Purchaser or any of its assets, properties or rights which questions or challenges the validity of this Agreement or any action taken or proposed to be taken by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby or which would, if adversely determined, have a Purchaser Material Adverse Effect.

          (f)  Compliance with Laws.  The Purchaser is in compliance in all
               ---------------------
material respects with all material Laws applicable to it or to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

          (g)  Taxes.  The Purchaser has filed when due all tax returns that it
               ------
was required to file, and has paid all taxes shown thereon as owing, except where the failure to file such tax returns or to pay such taxes would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                                   ARTICLE IV

                                   AMENDMENT

          4.1  Amendment.  This Agreement may be amended by action taken by
                 ----------
Oneida and Rostone at any time before or after adoption of the Merger by the shareholders of Oneida and Rostone but, after such approval, any amendment shall be subject to the limitations of the DGCL and NYBCL. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties.

                                   ARTICLE V

                             DELIVERIES AT CLOSING

          5.1  Deliveries of Rostone.  Rostone shall have delivered, or caused
               ----------------------
to be delivered, to the Purchaser, or otherwise placed under the Purchaser's control, on or prior to the Closing, the following:

               (a) the minute books, stock transfer books and similar corporate records of Rostone;

               (b) all of Rostone's books and records, including financial records;

               (c) Certificate of Incorporation of Rostone, as amended, certified by the Secretary of State of the State of its incorporation;

               (d) the by-laws, as amended, of Rostone, certified as of the Closing Date by the Secretary or an Assistant Secretary of Rostone;

               (e) certificates, dated not earlier than forty-five (45) days prior to the Closing Date, of the Secretary of State of the jurisdiction of incorporation of Rostone and of the Secretary of State of the jurisdiction in which Rostone is duly qualified or licensed to do business as a foreign corporation, as to the good standing of Rostone in such jurisdiction and the existence of Rostone under the laws of the State of Delaware;

               (f) a copy of resolutions, certified as of the Closing Date by the Secretary or an Assistant Secretary of Rostone, adopted by the Board of Directors of Rostone authorizing the execution and delivery of this Agreement by Rostone and the consummation of the transactions contemplated hereby;

               (g) favorable written opinions of Richards & O'Neil, LLP and Scott A. Junkin, Esq. in form and substance reasonably satisfactory to the Purchaser; and

               (h) proof of termination or satisfaction all liability of Rostone to Stanwich Partners Inc. and Apex Capital Partners, L.P. under the consulting agreements between Rostone and such parties dated April 16, 1990.

          5.2   Deliveries of the Purchaser.  The Purchaser shall have
               ----------------------------
satisfied, performed or delivered, or caused to be delivered, to Rostone, on or prior to the Closing, the following:

               (a) the Certificate of Incorporation of the Purchaser, as amended, certified by the Secretary of the State of the State of its incorporation;

               (b) the by-laws of the Purchaser, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Purchaser;

               (c) a certificate, dated not earlier than forty-five (45) days prior to the Closing Date, of the Secretary of State of the State of its incorporation, as to the good standing of the Purchaser in such State;

               (d) a copy of resolutions, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Purchaser, adopted by the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby; and

               (e) a favorable written opinion of Porter & Hedges, LLP in form and substance reasonably satisfactory to Rostone.


                                   ARTICLE VI

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

          6.1  Survival of Representations and Warranties.  Except as provided
               -------------------------------------------
below, notwithstanding (a) the making of this Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, the representations and warranties of Rostone and the Purchaser contained in this Agreement, the Closing Documents or in any certificate or other document delivered pursuant to or in connection with this Agreement, shall survive the Closing until March 31, 1998. No action for indemnification pursuant to Section
6.2 or 6.3 hereof may be brought with respect thereto after expiration of the survival period of the representation and warranty as set forth in this Section 6.1; provided, however, that if prior to such date one party hereto has notified
     --------  -------
the other party hereto in writing of a claim for indemnity under this Article VI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VI notwithstanding such expiration date.

          6.2 Indemnification by Rostone.
              ---------------------------

          (a) Subject to Sections 6.1, 6.4(c) and 6.6 hereof, from and after the Closing, Rostone shall indemnify and hold harmless the Purchaser, its Affiliates, successors and assigns, and the officers, directors and shareholders of each of them, from and against all damages, claims, losses, deficiencies, liabilities and expenses (including reasonable accountants' and attorneys' fees) of any kind or nature (collectively "DAMAGES") incurred thereby or caused thereto, based on, arising out of, resulting from or relating to:

               (i) any breach of any of the representations or warranties made by Rostone in this Agreement or any other Closing Document other than those, if any, of which the Purchaser had actual knowledge at the time of Closing;

               (ii) any breach or violation of or failure to fully perform any covenant, agreement or obligation of Rostone in this Agreement or any of the other Closing Documents other than those, if any, of which the Purchaser had actual knowledge at the time of the Closing; and

               (iii) any action, suit or claim by any third party for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such actions are alleged to be based on arrangements or contacts made by or with Rostone or any of its Affiliates (except the Purchaser).

          (b) Subject to Section 6.4(c)(ii) hereof, from and after the Closing, Rostone shall indemnify and hold the Purchaser harmless against, and will pay to the Purchaser, or its successors and assigns, the full amount of, (i) any Rostone Debt in excess of $11,700,000 and (ii) any costs the Surviving Corporation shall be required by any Environmental Law to pay in connection with the remediation of environmental contamination that the Phase II Environmental Site Assessment, dated December 22, 1995, prepared by ATEC for Reunion Resources Company relating to the property at 2450 Sagamore Parkway South, Lafayette, Indiana, suggests may exist in the ground water at such property. For purposes of clause (ii) above, remediation shall not include the further Phase II investigation costs necessary to further delineate the nature and extent of any such contamination, but shall include the costs to develop a remediation plan (if remediation is required by any Environmental Law), to obtain the necessary governmental consents to the implementation of such remediation plan, and to implement such plan.

          6.3  Indemnification by the Purchaser.  Subject to Sections 6.1 and
               ---------------------------------
6.6 hereof, from and after the Closing, the Purchaser shall indemnify and hold harmless, Rostone, its Affiliates, successors and assigns, and the officers, directors and shareholders of each of them, from and against any and all Damages incurred thereby or caused thereto, based on, arising out of, resulting from or relating to:

               (a) any breach of any of the representations or warranties made by the Purchaser in this Agreement or any of the other Closing Documents other than those, if any, of which Rostone had actual knowledge at the time of the Closing;

               (b) any breach or violation of or failure to fully perform any covenant, of the Purchaser in this Agreement or any of the other Closing Documents other than those, if any, of which Rostone had actual knowledge at the time of the Closing;

              (c) any liability of or claim against Rostone based on occurrences after the Closing; or

              (d) any action, suit or claim by any third party for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such actions are alleged to be based on arrangements or contacts made by, to or with the Purchaser or any of its Affiliates (except Rostone).

          6.4  Notice and Payment of Claims.
               -----------------------------
               (a) Whenever any claim shall arise for indemnification
hereunder, the party entitled to indemnification under this Article VI (the "INDEMNIFIED PARTY") shall notify the party liable for such indemnification including, in the case of Rostone after the Effective Time, the Stockholders (the "INDEMNIFYING PARTY") within a reasonable period of time after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given or could reasonably be expected to give rise to a claim for indemnification hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim; provided, that, the
                                                         --------- -----
failure or delay in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations to indemnify pursuant to the terms of this Agreement.

               (b) Subject to Section 6.4(c) hereof, all claims for indemnity under this Article VI shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars after such claim and the liability for Damages thereunder shall be deemed to be finally determined. A claim for indemnification and the liability for Damages thereunder shall be deemed "finally determined" for purposes of this Article VI when the parties have so determined by mutual agreement or, if disputed, when a final non-appealable order of a court of competent jurisdiction has been entered.

               (c) Notwithstanding any other term or provision of this Agreement to the contrary, (i) Rostone shall not be liable for Damages arising in connection with its indemnification obligations under Section 6.2(a) hereof until such Damages shall exceed $100,000 in the aggregate (and then only to the extent of such excess), and (ii) Rostone's maximum cumulative liability for indemnification hereunder shall not exceed the amount equal to the sum of the Merger Consideration and the Preferred Consideration payable hereunder and the Purchaser's sole recourse against Rostone (but not against CGII as set forth in the attached "Guaranty and Subordination") for indemnification under this Agreement shall be by offset against any Merger Consideration and Preferred Consideration that has not yet been paid to the Stockholders pursuant to the terms of this Agreement. Rostone, on behalf of itself and the Stockholders, hereby authorizes the Purchaser to make any such offsets to which it is entitled hereunder.

          6.5  Matters Involving Third Parties.
               --------------------------------

               (a) If any third party shall commence an action, suit or claim against any Indemnified Party with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any Indemnifying Party under this Article VI, the Indemnified Party shall notify the Indemnifying Party thereof in writing as soon as practicable.

               (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice that is reasonably acceptable to Indemnified Party, so long as (i) the Indemnifying Party shall notify the Indemnified Party in writing (within 10 days after its receipt of notice of the Third Party Claim) that it will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer arising out of the Third Party Claim and (ii) the Indemnifying Party diligently conducts the defense of the Third Party Claim.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) hereof, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, (iii) the Indemnified Party shall cooperate within reason with such defense and (iv) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Should the Indemnified Party withhold consent under clause (iv) above in respect of a judgment or settlement involving only the payment of money by the Indemnifying Party, the Indemnifying Party shall have the right, upon notice to the Indemnified Party within seven days of receipt of the Indemnified Party's denial of consent, to pay to the Indemnified Party the full amount of such judgment or settlement, including all interest, costs or other charges relating thereto, and shall pay all attorneys' fees incurred to such date for which the Indemnifying Party is obligated under this Agreement, at which time the Indemnifying Party's rights and obligations with respect to the Third Party Claim shall cease.

          6.6  Mitigation of Damages.  If any event shall occur which would
               ----------------------
otherwise entitle either party to assert a claim for indemnification hereunder, no Damages shall be deemed to have been sustained by such party to the extent of
(a) any tax savings actually realized by such party with respect thereto or (b) any net proceeds received by such party from any insurance policy with respect thereto.

          6.7  Other Remedies.  The foregoing indemnification provisions of
               ---------------
this Article VI are in addition to, and not in derogation of, any statutory, equitable or common law remedy either party hereto may have for any breach of any representation, warranty, covenant or agreement contained in this Agreement.


                                   ARTICLE VII

                              GENERAL PROVISIONS

          7.1  Expenses.  All fees, commissions and other expenses incurred by
               ---------
any party hereto in connection with the negotiation of this Agreement and the other Closing Documents and in preparing for the purchase and sale of the Shares and the other transactions contemplated hereby, including any fees and expenses of their respective counsel and financial advisors, shall be borne by the party incurring such fee or expense. In any action, suit or other proceeding under or to enforce any provision of this Agreement or any other Closing Document, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other out-of-pocket expenses from the losing party.

          7.2 Execution in Counterparts.  This Agreement may be executed in
               --------------------------
one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

          7.3  Notices. (a)  All notices, requests, demands or other
               --------
communications provided herein shall be made in writing and shall be deemed to have been duly given if delivered personally, by confirmed facsimile or by courier or sent by registered or certified mail, postage prepaid, as follows:

         (i)   if to Rostone, to:      Rostone Corporation
                                       P.O. Box 7497
                                       2450 Sagamore Parkway South
                                       Lafayette, Indiana  47903
                                       Attn:  President

         (ii)  if to the Purchaser,
               to:                     Oneida Molded Plastics Corp.
                                       104 South Warner Street
                                       Oneida, New York  13421
                                       Attn:  President

or to such other address as either party shall have specified by notice in writing to the other party.

               (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 8.3 (i) if delivered personally against proper receipt or by confirmed facsimile, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two business days following the date when mailed or couriered, as the case may be.

          7.4  Governing Law.
               --------------

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the application of principles of conflicts of laws, except to the extent the laws of the State of Delaware shall apply with regard to the effectiveness of the Merger under the DGCL.

               (b) Any lawsuits arising out of or in connection with this Agreement may be brought in a federal district court located in the City of New York (or, if such court lacks jurisdiction to hear such lawsuit, a New York State court located in the City of New York). The parties hereto consent to the non-exclusive jurisdiction and venue of any United States federal court located in the City of New York (unless such court is unavailable, in which case the parties hereto consent to the jurisdiction and venue of any New York State court located in the City of New York) for the resolution of claims by the parties hereto arising under or relating to this Agreement. The parties hereto further acknowledge that proper service of process on a party may be made on an agent designated by such party located in the City of New York or by certified mail.

          7.5 Titles and Headings.  Titles and headings to Articles and
               --------------------
Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          7.6 Successors and Assigns.  This Agreement shall not be assignable
               -----------------------
by Rostone without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of Rostone, provided, however, that
                                                        --------  -------
the Purchaser may assign all or any part of its interest in this agreement to any of its affiliates without the consent of Rostone if such Affiliate undertakes to perform the Purchaser's obligations hereunder; and provided
                                                                 --------
further, that no such assignment shall relieve the Purchaser of its obligations
-------
hereunder. Any assignment in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors in interest and permitted assigns.

          7.7 Entire Agreement; No Oral Waiver.  This Agreement and the
               ---------------------------------
Schedules and certificates and other documents contemplated hereby constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection therewith except to the extent incorporated or specifically referred to herein. No covenant or condition or representation not expressed in this Agreement shall affect or be effective to interpret, change or restrict this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action, suit or other proceeding involving this Agreement or the transactions contemplated hereby. This Agreement may not be changed or terminated orally, nor shall any change, termination or attempted waiver of any of the provisions of this Agreement be binding on any party unless in writing signed by the parties hereto. No waiver of any provision of or default under this Agreement shall affect the right of Rostone or the Purchaser thereafter to enforce any other provision or to exercise any right or remedy in the event of any other default, whether or not similar.

          7.8  Severability.  If any provision of this Agreement shall be
               -------------
declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

          7.9  No Third-Party Rights.  Nothing in this Agreement, expressed or
               ----------------------
implied, shall or is intended to confer upon any Person other than the parties hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any rights of employment or continued employment.

          7.10  Remedies.  In the event of any failure or refusal by any party
               ---------
to comply with any covenant or agreement contained in this Agreement, the other party shall have the right to pursue the remedy of specific performance.

          IN WITNESS WHEREOF, the parties have executed, delivered and entered into this Agreement on February 2, 1996.

                             ROSTONE CORPORATION


                                  /s/ Robert Wiehl
                             By:____________________________
                               Name: Robert Wiehl
                               Title: Vice President


                             ONEIDA MOLDED PLASTICS CORP.


                                 /s/ Robert Wiehl
                             By:____________________________
                               Name:  Robert Wiehl
                               Title: Vice President

                          Guarantee and Subordination
                          ---------------------------

          By its signature below, CGII does hereby agree that if the Purchaser shall have a claim to indemnity under Section 6.2(b) above which is not paid by offset against the Merger Consideration and Preferred Consideration payable hereunder, then on April 1, 1998 CGII shall pay to the Purchaser the full amount of such claim. In furtherance and not in limitation of the foregoing CGII agrees that (i) until the earlier to occur of (x) the date on which the Surviving Corporation and CGII shall agree that the Purchaser will have no unsatisfied claim for indemnification under Section 6.2(b) and (y) April 1, 1998 the Surviving Corporation shall be relieved of its obligation to pay to CGII the principal amount of, or any interest on, any such obligations as may be owing by the Surviving Corporation to CGII on or after the Closing Date and (ii) the Purchaser may offset the amount of such claim under Section 6.2(b) against any and all obligations owing by the Surviving Corporation to CGII on April 1, 1998. CGII understands and agrees that this guaranty is a material inducement to Purchaser to enter into the Merger Agreement, and acknowledges that it received a benefit from the Merger in that it was able to sell its subsidiary, Rostone, on terms acceptable to it, and that it received a benefit commensurate with the guaranty granted hereby.



                             CGII INVESTMENT CORP.


                                   /s/ John Poole
                             By:_______________________
                               Name: John Poole
                               Title: Vice President